                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (AMENDMENT NO. 2)


                           PEMCO AVIATION GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    706444106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              TENNENBAUM & CO., LLC
                     11100 SANTA MONICA BOULEVARD, SUITE 210
                          LOS ANGELES, CALIFORNIA 90025
                                 (310) 566-1000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                NOVEMBER 14, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ].

                       (Continued on the following pages)

                               Page 1 of 15 Pages

                                  SCHEDULE 13D

        CUSIP No. 706444106                                       PAGE 2 OF 15
        -------------------                                       ------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        TCO/PSI, LLC, IRS ID# 94-3379166
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY            0 SHARES
 OWNED BY EACH     -------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                         1,481,652 SHARES
                   -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                         0 SHARES
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         1,481,652 SHARES
--------------------------------------------------------------------------------

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,481,652 SHARES
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        36.8%(1)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

(1) BASED ON 4,027,815 SHARES OF PEMCO AVIATION GROUP, INC. ("PEMCO") COMMON STOCK OUTSTANDING AS OF NOVEMBER 10, 2000, AS REPORTED IN PEMCO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 (FILE NO. 0-13829), FILED WITH THE SEC ON NOVEMBER 14, 2000, AND INCLUDES 3,844 SHARES ISSUABLE TO MICHAEL E. TENNENBAUM UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS THAT ARE EXERCISABLE WITHIN 60 DAYS OF NOVEMBER 14, 2000.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 706444106                                       PAGE 3 OF 15
        -------------------                                       ------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        TENNENBAUM & CO., LLC, IRS ID# 95-4587347
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY            0 SHARES
 OWNED BY EACH     -------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                         1,481,652 SHARES
                   -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                         0 SHARES
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         1,481,652 SHARES
--------------------------------------------------------------------------------

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,481,652 SHARES
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        36.8%(1)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

(1) BASED ON 4,027,815 SHARES OF PEMCO COMMON STOCK OUTSTANDING AS OF NOVEMBER 10, 2000, AS REPORTED IN PEMCO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 (FILE NO. 0-13829), FILED WITH THE SEC ON NOVEMBER 14, 2000, AND INCLUDES 3,844 SHARES ISSUABLE TO MICHAEL E. TENNENBAUM UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS THAT ARE EXERCISABLE WITHIN 60 DAYS OF NOVEMBER 14, 2000.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 706444106                                       PAGE 4 OF 15
        -------------------                                       ------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        SPECIAL VALUE BOND FUND, LLC, IRS ID# 95-4758920
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY            0 SHARES
 OWNED BY EACH     -------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                         1,481,652 SHARES
                   -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                         0 SHARES
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         1,481,652 SHARES
--------------------------------------------------------------------------------

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,481,652 SHARES
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        36.8%(1)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

(1) BASED ON 4,027,815 SHARES OF PEMCO COMMON STOCK OUTSTANDING AS OF NOVEMBER 10, 2000, AS REPORTED IN PEMCO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 (FILE NO. 0-13829), FILED WITH THE SEC ON NOVEMBER 14, 2000, AND INCLUDES 3,844 SHARES ISSUABLE TO MICHAEL E. TENNENBAUM UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS THAT ARE EXERCISABLE WITHIN 60 DAYS OF NOVEMBER 14, 2000.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 706444106                                       PAGE 5 OF 15
        -------------------                                       ------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        SVIM/MSM, LLC, IRS ID# 95-4760193
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY            0 SHARES
 OWNED BY EACH     -------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                         1,481,652 SHARES
                   -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                         0 SHARES
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         1,481,652 SHARES
--------------------------------------------------------------------------------

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,481,652 SHARES
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        36.8%(1)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

(1) BASED ON 4,027,815 SHARES OF PEMCO COMMON STOCK OUTSTANDING AS OF NOVEMBER 10, 2000, AS REPORTED IN PEMCO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 (FILE NO. 0-13829), FILED WITH THE SEC ON NOVEMBER 14, 2000, AND INCLUDES 3,844 SHARES ISSUABLE TO MICHAEL E. TENNENBAUM UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS THAT ARE EXERCISABLE WITHIN 60 DAYS OF NOVEMBER 14, 2000.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 706444106                                       PAGE 6 OF 15
        -------------------                                       ------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        SPECIAL VALUE INVESTMENT MANAGEMENT, LLC, IRS ID# 95-4759860
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY            0 SHARES
 OWNED BY EACH     -------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                         1,481,652 SHARES
                   -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                         0 SHARES
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         1,481,652 SHARES
--------------------------------------------------------------------------------

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,481,652 SHARES
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        36.8%(1)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

(1) BASED ON 4,027,815 SHARES OF PEMCO COMMON STOCK OUTSTANDING AS OF NOVEMBER 10, 2000, AS REPORTED IN PEMCO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 (FILE NO. 0-13829), FILED WITH THE SEC ON NOVEMBER 14, 2000, AND INCLUDES 3,844 SHARES ISSUABLE TO MICHAEL E. TENNENBAUM UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS THAT ARE EXERCISABLE WITHIN 60 DAYS OF NOVEMBER 14, 2000.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 706444106                                       PAGE 7 OF 15
        -------------------                                       ------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        RUSTIC CANYON VENTURES, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY            300,000 SHARES
 OWNED BY EACH     -------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                         0 SHARES
                   -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                         300,000 SHARES
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         0 SHARES
--------------------------------------------------------------------------------

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        300,000 SHARES
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.4%(1)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

(1) BASED ON 4,027,815 SHARES OF PEMCO COMMON STOCK OUTSTANDING AS OF NOVEMBER 10, 2000, AS REPORTED IN PEMCO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 (FILE NO. 0-13829), FILED WITH THE SEC ON NOVEMBER 14, 2000.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 706444106                                       PAGE 8 OF 15
        -------------------                                       ------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        PF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        MASSACHUSETTS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY            0 SHARES
 OWNED BY EACH     -------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                         300,000 SHARES
                   -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                         0 SHARES
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         300,000 SHARES
--------------------------------------------------------------------------------

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        300,000 SHARES
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.4%(1)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        IC
--------------------------------------------------------------------------------

(1) BASED ON 4,027,815 SHARES OF PEMCO COMMON STOCK OUTSTANDING AS OF NOVEMBER 10, 2000, AS REPORTED IN PEMCO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 (FILE NO. 0-13829), FILED WITH THE SEC ON NOVEMBER 14, 2000.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 706444106                                       PAGE 9 OF 15
        -------------------                                       ------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        MASSMUTUAL HIGH YIELD PARTNERS II, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        PF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY            0 SHARES
 OWNED BY EACH     -------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                         300,000 SHARES
                   -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                         0 SHARES
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         300,000 SHARES
--------------------------------------------------------------------------------

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        300,000 SHARES
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.4%(1)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

(1) BASED ON 4,027,815 SHARES OF PEMCO COMMON STOCK OUTSTANDING AS OF NOVEMBER 10, 2000, AS REPORTED IN PEMCO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 (FILE NO. 0-13829), FILED WITH THE SEC ON NOVEMBER 14, 2000.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 706444106                                       PAGE 10 OF 15
        -------------------                                       -------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        MICHAEL E. TENNENBAUM, S.S.# ###-##-####
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY            0 SHARES
 OWNED BY EACH     -------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                         1,481,652 SHARES
                   -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                         0 SHARES
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         1,481,652 SHARES
--------------------------------------------------------------------------------

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,481,652 SHARES
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        36.8%(1)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

(1) BASED ON 4,027,815 SHARES OF PEMCO COMMON STOCK OUTSTANDING AS OF NOVEMBER 10, 2000, AS REPORTED IN PEMCO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 (FILE NO. 0-13829), FILED WITH THE SEC ON NOVEMBER 14, 2000, AND INCLUDES 3,844 SHARES ISSUABLE TO MICHAEL E. TENNENBAUM UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS THAT ARE EXERCISABLE WITHIN 60 DAYS OF NOVEMBER 14, 2000.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

        This Amendment No. 2 to Schedule 13D relating to Pemco Aviation Group, Inc., a Delaware corporation ("Pemco"), is being filed on behalf of the undersigned to amend the Schedule 13D filed with the SEC on September 17, 1999, as amended by Amendment No. 1 thereto filed with the SEC on November 8, 2000 (together, the "Schedule 13D"). Capitalized terms not otherwise defined herein have the meanings given them in the Schedule 13D.


ITEM 1.    SECURITY AND ISSUER.

        The information in Item 1 is hereby amended and restated as follows:

        This statement relates to the beneficial ownership of 2,081,652 shares of common stock, par value $0.0001 per share (the "Common Stock"), of Pemco. The principal executive offices of Pemco are located at 1943 North 50th Street, Birmingham, Alabama 35212.

ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        The information in Item 3 is hereby amended and restated as follows:

        On September 7, 1999, Mr. Gold and TMG Fund LLP, a Colorado limited liability partnership that is wholly owned by Mr. Gold, sold 800,000 shares and 200,000 shares, respectively, of Common Stock to Tennenbaum LLC, Massachusetts Mutual Life, MassMutual High Yield, Rustic, Special Value, and certain other investors. This sale was pursuant to a Stock Purchase Agreement dated the same date (the "Stock Purchase Agreement"). The purchase price for these shares was $10,000,000 (or $10 per share). The purchases were consummated using personal funds and working capital of the respective Reporting Persons.

        Since the purchases under the Stock Purchase Agreement, Special Value has acquired an additional 115,900 shares of Common Stock for a total purchase price of $1,521,327, including 42,800 shares of Common Stock acquired on November 14, 2000 for a total purchase price of $573,653. The sole source of funds used in purchasing all 115,900 shares of Common Stock was the working capital of Special Value.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

        The information in Item 5 is hereby amended and restated as follows:

        (a)-(b) The following table sets forth the aggregate number and percentage of Common Stock of Pemco beneficially owned by each Reporting Person. The percentages of Common Stock were calculated based on the 4,027,815 shares reported to be outstanding on November 10, 2000 in Pemco's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Except as noted below, each Reporting Person has sole voting and dispositive power with respect to the shares indicated.

                                                          Number of Shares
Stockholder                                              Beneficially Owned       Percentage
-----------                                              ------------------       ----------
TCO/PSI, LLC                                                1,481,652(1)               36.8%

Tennenbaum & Co., LLC                                       1,481,652(1)               36.8%

                                                                   Page 12 of 15

Special Value Bond Fund, LLC                                1,481,652(1)               36.8%

SVIM/MSM, LLC                                               1,481,652(1)               36.8%

Special Value Investment Management, LLC                    1,481,652(1)               36.8%

Rustic Canyon Ventures, L.P.                                  300,000                   7.4%

Massachusetts Mutual Life Insurance Company                   300,000(2)                7.4%

MassMutual High Yield Partners II, LLC                        300,000(2)                7.4%

Michael E. Tennenbaum                                       1,481,652(1)               36.8%

----------
(1) Includes shares owned by Tennenbaum LLC (85,000), Special Value (365,900) and TCO/PSI (1,026,908). Also includes 3,844 shares issuable to Michael E. Tennenbaum upon the exercise of outstanding stock options that are exercisable within 60 days of November 14, 2000. By reason of (i) Mr. Tennenbaum's position as managing member of Tennenbaum LLC, (ii) Tennenbaum LLC's position as managing member of SVIM/MSM, SVIM and TCO/PSI, (iii) SVIM/MSM's position as managing member of Special Value and (iv) SVIM's position as investment advisor to Special Value, each of Mr. Tennenbaum, Tennenbaum LLC, TCO/PSI, Special Value, SVIM/MSM and SVIM may be deemed to share voting and dispositive power over such shares.

(2) Includes shares reported separately herein as owned by MassMutual High Yield as to which Massachusetts Mutual Life shares voting and dispositive power and disclaims beneficial ownership. Massachusetts Mutual Life provides investment advice to MassMutual High Yield.

        (c) The following transactions in Common Stock of Pemco were open market purchases on the Nasdaq SmallCap Market effected by Special Value.

                                   Number of Shares
                 Date               of Common Stock        Price Per Share
                 ----              ----------------        ---------------
               11/08/00                 8,000                  $12.95
               11/14/00                42,800                  $13.40
               11/15/00                 1,500                  $13.54

        Except as described herein, since the filing of the Schedule 13D with the SEC, none of the Reporting Persons has effected any transaction in the Common Stock.

        (d)-(e) Not applicable.

ITEM 7. INTEREST IN SECURITIES OF THE ISSUER.

        The information in Item 7 is hereby amended and restated as follows:

        Exhibit A       Joint Filing Agreement.

        Exhibit B       Stock Purchase Agreement by and among Tennenbaum & Co.,
                        LLC and the other parties listed under the heading
                        "Buyer" on the signature pages thereto and Matthew L.
                        Gold and the other parties listed under the heading

                        "Seller" on the signature pages thereto dated September 7, 1999 (attached as an exhibit to the Schedule 13D).

        Exhibit C       Limited Liability Company Agreement of TCO/PSI, LLC
                        dated September 7, 1999 (attached as an exhibit to the Schedule 13D).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  November 16, 2000               TCO/PSI, LLC

                                        By: /s/ Michael E. Tennenbaum
                                           -------------------------------------
                                           Michael E. Tennenbaum,
                                           its Managing Member

                                        TENNENBAUM & CO., LLC

                                        By: /s/ Michael E. Tennenbaum
                                            ------------------------------------
                                            Michael E. Tennenbaum,
                                            its Managing Member

                                        SPECIAL VALUE BOND FUND, LLC

                                        By: SVIM/MSM, LLC, its Managing Member

                                            By: Tennenbaum & Co., LLC, its
                                                Managing Member

                                                By: /s/ Michael E. Tennenbaum
                                                    ----------------------------
                                                    Michael E. Tennenbaum,
                                                    its Managing Member

                                        SVIM/MSM, LLC

                                        By: Tennenbaum & Co., LLC, its Managing
                                            Member

                                            By: /s/ Michael E. Tennenbaum
                                                --------------------------------
                                                Michael E. Tennenbaum,
                                                its Managing Member

                                        SPECIAL VALUE INVESTMENT MANAGEMENT, LLC

                                        By: Tennenbaum & Co., LLC, its Managing
                                            Member

                                            By: /s/ Michael E. Tennenbaum
                                                --------------------------------
                                                Michael E. Tennenbaum,
                                                its Managing Member

                                        /s/ Michael E. Tennenbaum
                                        ----------------------------------------
                                        MICHAEL E. TENNENBAUM

                                        MASSACHUSETTS MUTUAL LIFE INSURANCE
                                        COMPANY

                                        By: /s/ Walter T. Dwyer
                                            ------------------------------------
                                            Name: Walter T. Dwyer
                                            Title: a Managing Director

                                        MASSMUTUAL HIGH YIELD PARTNERS II,
                                        LLC

                                        By:  HYP MANAGEMENT INC., as Managing
                                             Member

                                             By: /s/ Walter T. Dwyer
                                            ------------------------------------
                                             Name: Walter T. Dwyer
                                             Title: Vice President

                                             RUSTIC CANYON VENTURES, L.P.

                                             By:  Rustic Canyon Partners, LLC,
                                                  as General Partner

                                                  By: /s/ Thomas Unterman
                                                      --------------------------
                                                      Name: Thomas Unterman
                                                      Title: Managing Member

                                  EXHIBIT INDEX

               Exhibit A     Joint Filing Agreement.

               Exhibit B     Stock Purchase Agreement by and among Tennenbaum
                             & Co., LLC and the other parties listed under the
                             heading "Buyer" on the signature pages thereto and
                             Matthew L. Gold and the other parties listed under
                             the heading "Seller" on the signature pages thereto
                             dated September 7, 1999 (attached as an exhibit to
                             the Schedule 13D).

               Exhibit C     Limited Liability Company Agreement of TCO/PSI,
                             LLC dated September 7, 1999 (attached as an exhibit
                             to the Schedule 13D).

                                                                       Exhibit A

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Pemco Aviation Group, Inc., and further agree that this Agreement shall be included as an Exhibit to such joint filing.

        The undersigned further agree that each party hereto is responsible for timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning the other parties, unless such party knows or has reason to believe that such information is inaccurate.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

        In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 16th day of November, 2000.

                                   TCO/PSI, LLC

                                   By:  /s/ Michael E. Tennenbaum
                                        -------------------------
                                        Michael E. Tennenbaum
                                        its Managing Member

                                   TENNENBAUM & CO., LLC

                                   By:  /s/ Michael E.Tennenbaum
                                        ------------------------
                                        Michael E. Tennenbaum,
                                        its Managing Member

                                   SPECIAL VALUE BOND FUND,
                                   LLC

                                   By:  SVIM/MSM, LLC, its
                                   Managing Member

                                        By: Tennenbaum & Co., LLC, its
                                            Managing Member

                                            By: /s/ Michael E. Tennenbaum
                                                -------------------------
                                                Michael E. Tennenbaum,
                                                its Managing Member

                                   By: Tennenbaum & Co., LLC, its Managing
                                       Member

                                       By: /s/ Michael E. Tennenbaum
                                           -----------------------------
                                           Michael E. Tennenbaum,
                                           its Managing Member

                                   SPECIAL VALUE INVESTMENT
                                   MANAGEMENT, LLC

                                   By: Tennenbaum & Co., LLC, its Managing
                                       Member

                                       By: /s/ Michael E. Tennenbaum
                                           -----------------------------
                                           Michael E. Tennenbaum,
                                           its Managing Member


                                   /s/ Michael E. Tennenbaum
                                   --------------------------
                                   MICHAEL E. TENNENBAUM

                                   MASSACHUSETTS MUTUAL LIFE
                                   INSURANCE COMPANY

                                   By: /s/ Walter T. Dwyer
                                       --------------------------
                                       Name: Walter T. Dwyer
                                       Title: a Managing Director

                                   MASSMUTUAL HIGH YIELD
                                   PARTNERS II, LLC

                                   By:  HYP MANAGEMENT INC.,
                                        as Managing Member

                                        By: /s/ Walter T. Dwyer
                                            ---------------------
                                            Name: Walter T. Dwyer
                                            Title: Vice President

                                   RUSTIC CANYON VENTURES,
                                   L.P.

                                   By: Rustic Canyon  Partners, LLC, as
                                       General Partner

                                       By: /s/ Thomas  Unterman
                                       -----------------------
                                       Name: Thomas Unterman
                                       Title: Managing Member


                                      A-2